Consent of Independent Auditors


We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated February 3, 2000 with respect to the financial statements of American Enterprise Life Insurance Company and to the use of our report dated March 17, 2000 with respect to the financial statements of American Enterprise Variable Annuity
Account, included in Post-Effective Amendment No. 2 to the Registration Statement (Form N-4, No. 333-82149) and related Prospectus for the registration of the American Express(R) Galaxy Premier Variable Annuity Contracts to be offered by American Enterprise Life Insurance Company.



/s/ Ernst & Young LLP
    Ernst & Young LLP
Minneapolis, Minnesota
October 2, 2000